EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of WeTrade Group, Inc.

We consent to the incorporation by reference in the Form S-1 Amendment No. 9 of WeTrade Group, Inc. as to our report dated April 14, 2022 with respect to the Balance Sheets of WeTrade Group, Inc. as of December 31, 2021 and 2020 and the related Statements of Operations and Comprehensive Income, Statement of Shareholders’ Equity and Statement of Cash Flows for the years ended December 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

May 3, 2022